Exhibit 4.9.2

MERITAGE HOMES CORPORATION

RESTRICTED STOCK AGREEMENT

NON-EMPLOYEE DIRECTOR

This Restricted Stock Agreement (“Agreement”) is between Meritage Homes Corporation (“Company”), and the Meritage Homes Director as noted in Attachment A (the “Grantee”), as of February 18, 2010 (“Date of Grant”).

RECITALS

A. The Company has adopted the Meritage Homes Corporation 2006 Stock Incentive Plan (“Plan”) to provide incentives to attract and retain those individuals whose services are considered unusually valuable by providing them an opportunity to own stock in the Company.

B. The Plan allows for grants to any person who is a member of the Board of Directors of the Company.

C. The Company believes that entering into this Agreement with the Grantee is consistent with those purposes. Any capitalized term not defined in this Agreement will have the meaning as set forth in the Plan.

NOW, THEREFORE, the Company and Grantee agree as follows:

AGREEMENT

1. GRANT OF RESTRICTED SHARES. On the Date of Grant and subject to the terms of this Agreement and Article 10 of the Plan, the Company grants to Grantee the number of shares as noted on Attachment A (“Restricted Shares”) of the Company’s voting common stock (“Stock”). The delivery of any document evidencing the Restricted Shares is subject to the provisions of Section 10.4 of the Plan.

2. RIGHTS OF GRANTEE. Subject to the provisions of this Agreement and the Plan, Grantee shall not be a Company stockholder with respect to any of such Restricted Shares and shall have none of the rights of a Company stockholder with respect to the Restricted Shares before the vesting and lapse of restriction provisions in Section 4 below are satisfied.

3. RESTRICTIONS ON RESTRICTED SHARES.

A. Transfer Restrictions. Grantee agrees to not sell, transfer, pledge, exchange, hypothecate, grant any security interest in, or otherwise dispose of, any Restricted Shares before the date on which the vesting occurs and the restrictions lapse as noted in Attachment A or enter into any agreement or make a commitment to do so. Any attempted sale, transfer, pledge, exchange, hypothecation or disposition of the Restricted Shares (prior to the vesting date) shall be null and void, and the Company shall not recognize or give effect to such transaction on its books and records (including the books and records of the Company’s transfer agent) or recognize the person or persons to whom such sale, transfer, pledge, exchange, hypothecation or disposition has been made as the legal or beneficial owner of the Restricted Shares. Notwithstanding the foregoing, the above transfer restrictions shall not apply to any transfers made in accordance with or permitted by Sections 12.4 and 12.5 of the Plan.

B. Service Risk of Forfeiture Restrictions. If the Grantee’s service as a member of the Board of Directors ends for any reason before the shares are 100% vested in accordance with Section 4 below, the Grantee will forfeit all shares of Stock that are not then vested.

4. VESTING OF RESTRICTED SHARES/LAPSE OF RESTRICTIONS.

A. Schedule. Subject to the other conditions in this Agreement, the restricted shares shall vest and the restrictions on the Restricted Shares set forth in Section 3 will lapse in accordance with the terms on Attachment A.

Notwithstanding the above, the Restricted Shares shall immediately vest and all restrictions on the restricted shares shall lapse upon a Change of Control. For purposes of this Agreement, the term “Change of Control” has the meaning in the Plan.

B. Condition That Must be Satisfied Before Restrictions Lapse. Except as set forth in Section 4.A above, the Restricted Shares will not vest and the restrictions will not lapse unless the Grantee remains a member of the Board of Directors of the Company as of the date the restrictions lapse in accordance with the above schedule.

C. Issuance of Certificates. The Company shall only be required to issue stock certificates (or, at the Company’s option, electronically through the DWAC system) representing those Restricted Shares that have vested and on which restrictions have lapsed in accordance with the provisions of this Agreement. Within 60 days after vesting has occurred and restrictions on some or all of the Stock have lapsed, the Company shall issue to Grantee a stock certificate (or, at the Company’s option, electronically through the DWAC system) representing those shares of Stock that have vested and become unrestricted.

5. ACKNOWLEDGEMENTS AND REPRESENTATION OF GRANTEE. In connection with Grantee’s receipt of the Restricted Shares, Grantee hereby acknowledges the following:

A. Further Limitations on Disposition. Grantee understands and acknowledges that Grantee may not make any sale, assignment, transfer or other disposition (including transfer by gift or operation of law) of all or any portion of the Restricted Shares except in accordance with this Agreement. Further, Grantee agrees to make no sale, assignment, transfer or other disposition of all or any portion of the Restricted Shares unless there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement, or Grantee has obtained an opinion of the Company’s counsel that such disposition does not require registration under the Securities Act of 1933, as amended.

B. Income Tax Consequences. Subject to Section 5.C below, Grantee understands that he will be taxed on the value of the Restricted Shares on the date those shares vest and are no longer subject to the forfeiture provisions under this Agreement.

C. Section 83(b) Election. Grantee may elect to be taxed on the value of the Restricted Shares as of the Date of Grant by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days from the Date of Grant. Grantee understands that if he or she does not make a Section 83(b) election, Grantee will be taxed on the value of the restricted shares on the date they vest and are no longer subject to the forfeiture provisions under this Agreement.

THE GRANTEE ACKNOWLEDGES THAT IT IS THE GRANTEE’S SOLE RESPONSIBILITY, AND NOT THE COMPANY’S, TO FILE TIMELY THE ELECTION UNDER SECTION 83(b) OF THE CODE, EVEN IF THE GRANTEE REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON THE GRANTEE’S BEHALF.

6. FEDERAL AND STATE TAXES. Grantee may incur certain liabilities for Federal, state, or local taxes in connection with the grant of the Restricted Shares hereunder, and the Company may be required by law to withhold such taxes. Upon determination of the year in which such taxes are due and the determination by the Company of the amount of taxes required to be withheld, Grantee shall pay an amount equal to the amount of Federal, state, or local taxes required to be withheld to the Company.

7. ADJUSTMENT OF SHARES. The number of Restricted Shares issued to Grantee pursuant to this Agreement shall be adjusted by the Committee pursuant to Article 13 of the Plan, in its discretion, in the event of a change in the Company’s capital structure.

8. AMENDMENT OF AGREEMENT. This Agreement may only be amended with the written approval of Grantee and the Company.

9. GOVERNING LAW. This Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance, or otherwise, by the laws of the State of Maryland, without regard to conflicts-of-laws principles that would require the application of any other law.

10. SEVERABILITY. If any provision of this Agreement, or the application of any such provision to any person or circumstance, is held to be unenforceable or invalid by any court of competent jurisdiction or under any applicable law, the parties hereto shall negotiate an equitable adjustment to the provisions of this Agreement with the view to effecting, to the greatest extent possible, the original purpose and intent of this Agreement, and in any event, the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

11. ENTIRE AGREEMENT. This Agreement constitutes the entire, final, and complete agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements, promises, understandings, negotiations, representations, and commitments, both written and oral, between the parties hereto with respect to the subject matter hereof. Neither party hereto shall be bound by or liable for any statement, representation, promise, inducement, commitment, or understanding of any kind whatsoever not expressly set forth in this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and Grantee has signed this Agreement, in each case as of the day and year first written above.